AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 5th day of May, 2020, to the Fund Accounting Servicing Agreement, dated as of April 6, 2011, as amended (the “Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update the fee schedule and funds list on Exhibit C of the Agreement; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Effective July1, 2020, Amended Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES     U.S. BANCORP FUND SERVICES, LLC

By: ______________________________    By: ________________________________

Name: ____________________________    Name: _____________________________

Title:    President                Title: _____________________________

Tortoise

Amended Exhibit C
to the Fund Accounting Servicing Agreement – Managed Portfolio Series
Name of Series
Tortoise MLP & Pipeline Fund
Tortoise Energy Evolution Fund
Tortoise MLP & Energy Infrastructure Fund
Tortoise MLP & Energy Income Fund
Ecofin Global Renewables Infrastructure Fund

FUND ACCOUNTING, FUND ADMINISTRATION, PORTFOLIO COMPLIANCE, AND CHIEF COMPLIANCE OFFICER (CCO) SERVICES at July 2020
Annual Fee Based Upon Average Net Assets per Fund
[...] basis points on the first $125 million
[...] basis points on the next $250 million
[...] basis points on the balance
Minimum Annual Fee: $60,000 per fund

¥
Additional fee of $[...] for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

Services Included in Annual Fee Per Fund
▪    Advisor Information Source – On-line access to portfolio management and compliance information.
▪    Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪    U.S. Bank Legal Administration (e.g., registration statement update)
▪    CoreTax Services – See Additional Services Fee Schedule

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fund Chief Compliance Officer (CCO) Services Annual Fee Schedule
▪    $[...] for the first fund (subject to Board approval)
▪    $[...] for funds 2-5 (subject to change based on Board review and approval)
▪    $[...] for each additional fund over 5 (subject to change based on Board review and approval)
▪    $[...] per sub-advisor per fund
▪    $[...] onboarding fee
▪    Per advisor relationship, and subject to change based upon board review and approval.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

Tortoise

Amended Exhibit C to the Fund Accounting Servicing Agreement – Managed Portfolio Series

FUND ACCOUNTING SERVICES – Tortoise SUPPLEMENTAL SERVICES FEE SCHEDULE at July 2020
Data Services
Pricing Services
▪    $[...] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps
▪    $[...] – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪    $[...] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪    $[...] – Interest Rate Swaps, Foreign Currency Swaps
▪    $[...] – Bank Loans
▪    $[...] – Swaptions, Intraday money market funds pricing, up to 3 times per day
▪    $[...] – Credit Default Swaps
▪    $[...] per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.
Corporate Action and Factor Services (security paydown)
▪    $[...] per Foreign Equity Security per Month
▪    $[...] per Domestic Equity Security per Month
▪    $[...] per CMOs, Asset Backed, Mortgage Backed Security per Month

Tortoise Capital Advisors, L.L.C.

By: _____________________________

Printed Name:____________________

Title: ____________________________    Date: ________________________

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Tortoise